Exhibit 23.7

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion of our report dated April 28, 2026, with respect to the financial statements of Nelson Bros. Ready Mix, LTD, as of and for the years ended December 31, 2025 and 2024, included in this Registration Statement on Form S-1. We also consent to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement on Form S-1.

/s/ Whitley Penn, LLP

Fort Worth, Texas

May 8, 2026